Filed Pursuant to Rule 424(b)(3)
Registration No. 333-115818

PROSPECTUS SUPPLEMENT NO. 2
TO THE PROSPECTUS DATED JULY 2, 2004
OF
FLYI, INC.
(formerly Atlantic Coast Airlines Holdings, Inc.)

$125,000,000
6% CONVERTIBLE NOTES DUE 2034

     This prospectus supplement relates to resales of our 6% Convertible Notes due 2034 and shares of our common stock issuable upon conversion of the Notes, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments and as additional interest, in circumstances described in the prospectus to which this prospectus supplement refers.

     This prospectus supplement, which supplements our prospectus dated July 2, 2004, contains additional information about the selling securityholders.

     As used in this prospectus supplement, “the Company,” “we,” “our” or “us” refer to FLYi, Inc. (formerly Atlantic Coast Airlines Holdings, Inc.) except where the context otherwise requires or as otherwise indicated.

     You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supercedes the information contained in the prospectus.

     Investing in the securities offered in the prospectus involves risks. See “Risk Factors” beginning on page 8 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 12, 2004

     The information appearing on the cover page and under the section entitled “Where You Can Find More Information” beginning on page 1 in the prospectus is hereby amended as follows:

     Our common stock is quoted on the NASDAQ National Market under the symbol “FLYI.”

     The information appearing under the section entitled “Selling Securityholders” beginning on page 44 in the prospectus is hereby supplemented by the addition of the following selling securityholders:

	Principal
	Amount of
	Notes		Number of Shares
	Beneficially	Percentage	of Common Stock	Percentage of
	Owned That	of Notes	That May Be	Common Stock
Name:	May Be Sold	Outstanding	Sold(1)	Outstanding(2)
Deephaven Domestic Convertible Trading Ltd.	1,476,000	1.2%	133,237.04	*
Sphinx Convertible Arbitrage Fund SPC	24,000	.02	2,166.46	*

*	Less than 1%.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 90.2690 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes — Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on 45,333,810 shares of common stock outstanding as of June 30, 2004. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.

     The information referenced below on page 47 in the prospectus (appearing under the section entitled “Plan of Distribution”), is hereby amended and restated as follows:

     To our knowledge, Wachovia Securities International LTD is a registered broker-dealer, and DBAG London, KBC Convertible Mac 28 Fund Ltd, KBC Convertible Opportunities Fund, KBC Multistrategy Arbitrage Fund, Melody IAM, Ltd., WPG MSA Convertible Arbitrage Fund, Wachovia Bank National Association, Deephaven Domestic Convertible Trading Ltd. and Wachovia Securities International LTD are affiliates of registered broker-dealers.

END OF FILING

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